Exhibit 10.15

Agreement Between Phoenix Satellite TV and Phoenix New Media Regarding Cooperation in the Fields of Content, Branding, Promotion and Technology

Phoenix Satellite TV (“PSTV”) and Phoenix New Media (“PNM”) have entered into the following agreement in respect of cooperation in the fields of branding, content, promotion and technology to further promote the sound and rapid development of PNM, enhance the use and management of PSTV’s brand and program content resources on the Internet and in mobile business, safeguard the interest and commercial value of the entire PSTV Group, achieve maximum returns from the non-cash support provided by the PSTV Group to PNM in branding, content and promotion, attain the full realization of PNM’s value in the capital market, and maximize the interest of the PSTV Group and each shareholder of the PSTV Group.

Definition

“Party A”: Phoenix Satellite Television Holdings Limited

“Party B”: Phoenix Online (Beijing) Information Technology Co., Ltd. (“Phoenix Online”)

“Brand and Program Content Resources”: brands for which Party A and Phoenix Satellite Television Company Limited and/or Phoenix Satellite Television Trademark Limited (collectively, “Party A Subsidiaries”) own exclusive domain names, Party A’s trademarks as agreed to in writing by Party A Subsidiaries and Party B from time to time, and the video, audio, text and graphic program content as well as the Phoenix Weekly text and graphic materials for which Party A owns copyrights in the Internet, Mobile Communication and Derivative Businesses (as defined below).

“Internet, Mobile Communication and Derivative Businesses”: Internet, mobile communication and derivative businesses (which derivative business includes but is not limited to text, graphics, videos, audio, blogs, forums, short messages, multimedia messages, polyphonic ringtone, WAP, IVR, IVVR, streaming media, websites, games, etc. used in Internet and mobile communication) transmitted through various information networks based on IP communication technology and mobile communication technological standards, including but not limited to Internet, fixed communication network, mobile communication network, IP communication network, IPTV network (other than the IPTV-based program contracts set forth in Subsection 1 (b) hereof) and mobile network, excluding video tapes (film tapes and disks), BtoB, Intranets of educational institutions and libraries, entertainment programs broadcasted on planes, and broadcasts or receptions made through the following media forms: free TV broadcast, satellite TV broadcast, wire TV broadcast, MMDS, SMATV, DTH, and Direct broadcast satellite).

“China”: Mainland China, excluding Hong Kong and Macao.

1.     Party A will grant, and will cause Party A Subsidiaries to grant, to Party B an exclusive right to manage the operation of Party A’s Brand and Program Content Resources in the Internet, Mobile Communication and Derivative Businesses. No unit (department) within Party A and/or Party A Subsidiaries may negotiate or cooperate with any entity or individual other than Party B in connection with the foregoing business without Party B’s consent (which consent shall not be withheld or delayed unreasonably), except in cases in which:

(a)      Party A sells TV-based programs in areas outside of China and must bundle or provide free of charge rights to its direct, on demand or mobile telecom broadcastings on the same purchaser’s IP network;

(b)      Party A enters into IPTV-based program contracts for sales in territories other than China and Taiwan, as Party B is notified by Party A from time to time; or

(c)      the BtoB website www.phoenixtv-distrubution.com is used by a program distributor who was retained and used by Party A prior to the execution of this Agreement.

2.     Pursuant to Section 1 above, Party A will provide, and will cause Party A Subsidiaries to provide, to Party B the Brand and Program Content Resources to which Party A and/or Party A Subsidiaries own copyrights.  Party A will cause and designate either Phoenix Satellite Television Trademark Limited or Phoenix Satellite Television Company Limited to enter into license agreements with Phoenix Online, Beijing Tianying Jiuzhou Network Technology Co., Ltd. (“Tianying Jiuzhou”) and/or Yifeng Lianhe (Beijing) Technology Co., Ltd. (“Yifeng Lianhe”) with respect to the use of specific trademarks, domain names and program content, and will issue authorization documents separately in connection with license agreement(s) or sales agreement(s) among Phoenix Online, Tianting Jiuzhou and/or Yifeng Lianhe and third parties that have been pre-approved by Party A.

3.     Party A will grant, and will cause Party A Subsidiaries to grant to Party B an exclusive right to sublicense, sell and cooperate with third parties in connection with Party A’s Brand and Program Content Resources in the Internet, Mobile Communication and Derivative Businesses and retain the benefit thereof.

4.     Party A will provide promotional services on its TV platform for Party B’s brand and products, including through Party A’s rolling banners, anchor persons’ speech and acknowledgements for program sponsors, etc.; provided, however, that any specific arrangement thereof shall not be effective prior to both Parties entering into a separate agreement in writing between the Parties.

5.     Party B will provide Party A with full support in terms of Internet and wireless content, technology, product and marketing. In line with increases in Party B’s users and users’ visits to Party B’s websites, Party B will continue to invest more resources and personnel in the areas of hardware equipment, technology development, platform maintenance, bandwidth resources, maintenance of Party A’s content, and promotion of Party A’s brand, so as to ensure Party B’s support of Party A.

6.     Party B will provide Party A with graphics and text of audiovisual content, users’

feedback network surveys, blogs, forums, short messages, multimedia messages, original visual program content and materials for which Party B has copyrights.

7.     Party B will provide Party A with comprehensive promotional services for Party A’s Brand and Program Content Resources on its Internet and mobile platforms so as to promote the recognition of Party A’s brand, the good reputation associated therewith and the loyalty thereto among the white-collar and young consumers.

8.     Party B grants to Party A an exclusive right of TV-network advertisement bundle sales, and Party B agrees to pay to Party A an agency fee in respect of such bundle sales right.  Such bundle sales right will become effective if specific terms are set forth in a separate agreement in writing between the Parties.

9.     Party A and Party B agree to actively cooperate in brand promotion and marketing, through interaction between TV station and internet or mobile phone network.

10.   Subject to the cooperative arrangements set forth in Sections 1 through 7 and Section 9 above, and based on each Party’s contributions thereto and returns therefrom, Party B shall pay a service fee to Party A pursuant to Exhibit 1 hereto during the term hereof. In addition, Party B shall keep and maintain true, exact, and complete records and accounts of its monthly sales in a manner designated by Party A and present such records and accounts to Party A at such time or times as determined by Party A.

11.   This Agreement shall have a term of 5 years commencing on the date hereof, which term may be extended if this Agreement is renewed with necessary amendments agreed upon by the Parties through amicable negotiation.

12.   If, during the term hereof, Party B’s equity structure changes materially, reducing Party A’s equity interest in Party B to 50% or less of the total number of shares actually issued, Party A may propose amendment(s) to this Agreement; provided, however, that the annual service fee following such amendment shall not be more than 500% of the original annual service fee.

13.   If, during the term hereof, Party B’s equity structure changes materially, reducing Party A’s equity interest in Party B to 35% or less of the total number of shares actually issued, Party A may terminate this Agreement immediately and renegotiate or revise this Agreement with Party B.

14.   Party B agrees and warrants that:

(i)       Party B may use Party A’s Brand and Program Content Resources solely in accordance with law, such use will not subject Party A to any claim, legal action or proceeding, and Party B will indemnify Party A for all expenses, losses, harm and costs incurred by Party A as a result of Party B’s use of the Brand and Program Content Resources;

(ii)      without Party A’s consent, Party B will not assign or transfer any of its rights and obligations hereunder to any third party; and

(iii)     Party B will make all necessary filings and registrations with relevant authorities as required by Party A and applicable laws and will be responsible for all relevant fees and expenses arising therefrom.

15.   Prior to Party B’s exercise of any right hereunder, including the right to perform, display, play and show Party A’s Brand and Program Content Resources or any portion thereof, Party B shall be obligated to obtain in advance all relevant licenses, approvals and permits required for such exercise in the relevant territory, including paying royalties to music royalty groups, if applicable, as well as all other relevant fees in connection therewith, and Party A will not be responsible for any and all liabilities arising therefrom.  In the event of any breach of this Section 15 by Party B, Party B shall be responsible for all liabilities arising therefrom and shall hold Party A harmless from all harm and losses.

16.   Both Parties agree that all amounts payable by Party B to Party A hereunder shall be net of all taxes, levies and other charges, which taxes, levies and other charges shall be borne by Party B.

17.   Governing Law and Dispute Resolution: The execution, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by PRC law. Any dispute, conflict or claim arising out of or in connection with this Agreement or the performance hereof shall be resolved by the Parties through amicable negotiation, which negotiation shall commence immediately upon notice by one Party to the other of the nature of such dispute, conflict or claim. In the event that such dispute is not resolved within thirty (30) business days following such notice, either Party may, upon the expiration of such 30-day notice period, submit such dispute to arbitration by the Hong Kong International Arbitration Centre in accordance with the arbitration rules of such centre then in effect. The arbitration shall be conducted in Hong Kong in English and the arbitral award shall be binding upon both Parties. During the resolution (including the arbitration) of the dispute, the Parties shall continue to perform other portions of this Agreement unaffected by such dispute.

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Party A: Phoenix Satellite Television Holdings Limited (seal)

By:	/s/ Jiyan Wang

Name:	Jiyan Wang

Title:

Date:	November 24, 2009

Party B: Phoenix Online (Beijing) Information Technology Co., Ltd.

By:

Name:

Title:

Date:

Party A: Phoenix Satellite Television Holdings Limited

By:

Name:

Title:

Date:

Party B: Phoenix Online (Beijing) Information Technology Co., Ltd. (seal)

By:	/s/ Shuang Liu

Name:	Shuang Liu

Title:	Authorized Representative

Date:	November 24, 2009

EXHIBIT 1

The service fee payable by Party B to Party A is as follows:

(1)   50% of the after-tax gross income from sales by Party B of PSTV’s video content to enterprises and institutions; commencing in 2010, Party B shall provide statements of such gross income within 30 days upon the end of each quarter, and pay such 50% within 45 days upon the end of each quarter; and

(2)   the service fee payable hereunder shall be RMB1.6 million for the initial year and 125% of the service fee of the immediately preceding year for the 2nd year onwards until the expiration of this Agreement; Party B shall prepay 50% of the service fee for the initial year, i.e, RMB0.8 million, prior to December 25, 2009, and 50% of the service fee for the then current year every six months during the term hereof.

“Tax” in Section (1) above includes income tax, business tax and surcharges.